EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:	Martha C. Fleming, M. Howard Griffith, Jr. Fidelity Southern Corporation (404) 240-1504

FIDELITY SOUTHERN CORPORATION NAMES NEW BOARD MEMBER
Bank President Joins Holding Company Board

Atlanta, GA, October 26, 2004 – Fidelity Southern Corporation (NASDAQ: LION) The Board of Directors of Fidelity Southern Corporation named H. Palmer Proctor, Jr., President of Fidelity Bank, to the Fidelity Southern Corporation Board. Proctor had previously been named President of the Bank and a member of the Bank’s Board on October 1, 2004.

James B. Miller, Jr., Chairman and CEO of Fidelity Southern Corporation and of the Bank, said that Proctor has been groomed to step up and the time is right. He also said the Company has planned for a period of growth including adding to the Bank’s branch network in the greater Atlanta area. He said Proctor has been instrumental in helping to develop the plan and has proven his leadership skills.

Founded in 1974, with approximately $1.2 billion in assets and over 350 employees, Fidelity is one of the largest community banks in the metropolitan Atlanta area. Fidelity Southern Corporation, through Fidelity Bank, provides a wide range of banking, mortgage, and investment services through 19 full-service branches in Atlanta, Georgia. Mortgage, construction and automobile loans are also provided through offices in Jacksonville, Florida.